Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Announces October 2007 Sales Results

Company Updates Outlook for Fiscal 2007

New York, New York, November 8, 2007 – AnnTaylor Stores Corporation (NYSE: ANN) today announced its sales results for the month of October 2007.

For the four-week period ended November 3, 2007, net sales increased 3.7% to $191.6 million, compared with net sales of $184.8 million for the four-week period ended October 28, 2006. By division, net sales for Ann Taylor decreased 8.0% to $68.3 million in October 2007, compared with net sales of $74.3 million in October 2006. For Ann Taylor LOFT, net sales increased 6.2% to $94.4 million in October 2007, compared with net sales of $88.8 million in October 2006.

Comparable store sales for the October 2007 period decreased 4.2%, versus a comparable store sales decline of 0.5% in the October 2006 period. By division, comparable store sales for Ann Taylor decreased 8.5% in the 2007 period, compared with an increase of 1.5% the prior year. For Ann Taylor LOFT, comparable store sales decreased 2.8% in October 2007, compared with a decrease of 3.4% the prior year. Comparable store sales in the month of October were reduced by timing associated with a promotional program that spanned the months of October and November, causing total Company comps in October to be reduced by approximately 1.3 comp points, with the Ann Taylor division impacted by approximately 2.9 comp points, and the impact at LOFT negligible. Conversely, comps in the month of November will benefit from the timing impact of this program.

The Company indicated that its traffic and comp trends at both divisions have improved in the first few days of fiscal November. Nevertheless, based on the retail market conditions experienced in October – including dramatic traffic softness and ongoing macroeconomic uncertainty – the Company is tempering its outlook for the fourth quarter. As a result, the Company is reducing its full-year earnings per share outlook to slightly below its previous guidance range. The Company will be discussing its third quarter results and outlook for the fourth quarter in more detail during its upcoming earnings conference call on November 16th.

Commenting on the Company’s overall sales results, Ann Taylor President & Chief Executive Officer Kay Krill stated, “From a top-line perspective, October was a tough month, due to persistent traffic softness and unseasonably warm weather. Nevertheless, we achieved solid margins and strong earnings per share for the quarter, primarily on the strength of our results in August and September and the ongoing benefit of our share repurchase program. In addition, we entered the fourth quarter in a healthy inventory position at both divisions. As we head into the holiday season, we are confident in our strategies and our product assortments, although we believe it is prudent to be cautious in this difficult retailing environment and with the ongoing macroeconomic uncertainty.”

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 887 stores in 46 states, the District of Columbia and Puerto Rico, and Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of August 4, 2007.

ANNTAYLOR

Contact:

Judith A. Pirro

Director, Investor Relations

Ann Taylor Stores Corporation

7 Times Square, New York, NY 10036

212-541-3598

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

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risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

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the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and labor practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls; and

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.